UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2006

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
Item 2.01 Termination of a Material Definitive Agreement.

On September 22, 2006, Iconix Brand Group, Inc. (the “Company”) entered into a new employment agreement with Andrew Tarshis which provides for him to serve as a Senior Vice President and General Counsel of the Company until September 22, 2009 (the “Term”), subject to earlier termination as provided in the agreement. The employment agreement provides for him to receive a base salary of no less that $275,000 per year for the first year of the Term and no less than $300,000 for the second and third years of the Term. Pursuant to the employment agreement and a related restricted stock agreement, the Company also awarded Mr. Tarshis 18,461 shares of its restricted common stock under the Company’s 2006 Equity Incentive Plan (the “Plan”) which vest in three equal annual installments commencing on the first year anniversary of the employment agreement subject to acceleration or forfeiture under certain conditions. Under the employment agreement, Mr. Tarshis is also eligible for a bonus consistent with other senior executive officers of the Company and is entitled to certain customary benefits. The employment agreement also provides that Mr. Tarshis will receive additional compensation in the event that, within twelve months of a “change of control,” Mr. Tarshis’ employment is terminated by the Company without “cause” or Mr. Tarshis terminates his employment with the Company for “good reason,” as all such terms are defined in the employment agreement and the Plan. His employment agreement with the Company also contains certain non compete and non solicitation provisions. The employment agreement supersedes the Company’s July 22, 2005 employment agreement with Mr. Tarshis.

On September 22, 2006 the Company entered into an amendment to its October 28, 2005 employment agreement with Deborah Sorell Stehr (the “Original Agreement”), which extends the date of the term of her employment with the Company for one year until December 31, 2008 and provides for her to serve as the Company’s Senior Vice President-Business Affairs and Licensing during the remaining term of the agreement. The amendment also provides for her to receive an annual base salary of not less than $250,000 for the last year of the extended agreement. Pursuant to the amendment and a related restricted stock agreement, the Company also awarded to Ms. Stehr 9,230 shares of its restricted common stock under the Plan which vest as to one-half (1/2) of such shares on December 31, 2007 and the remaining one-half (1/2) of the shares on December 31, 2008 subject to acceleration or forfeiture under certain conditions. All other material terms of the Original Agreement remained unchanged.

The description of the new employment agreement between the Company and Andrew Tarshis, the amendment to the Original Agreement with Deborah Sorell Stehr and their related restricted stock agreements in this report do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to this report and incorporated herein by reference.

Item 8.01 Other Events

On September 26, 2006, the Company, through its wholly owned subsidiary IP Holdings LLC, entered into a new license agreement with Kmart Corporation, a subsidiary of Sears Holdings Corp. (“Sears”), extending the term of its Joe Boxer license through the year 2010 and permitting distribution of the brand into Sears stores.  Under the terms of the new license, which replaces its prior agreement, Kmart will pay royalties based on a percentage of net sales with guaranteed minimum royalty payments of $10 million for each of the years 2007-2010, in addition to the minimum royalty payments owed for 2006 under the prior agreement.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1*	Employment Agreement dated September 22, 2006 between the Company and Andrew Tarshis.

Exhibit 10.2*	Amendment dated September 22, 2006 to the Employment Agreement dated October 28, 2005 between the Company and Deborah Sorell Stehr.

Exhibit 10.3*	Restricted Stock Agreement dated September 22, 2006 between the Company and Andrew Tarshis.

Exhibit 10.4*	Restricted Stock Agreement dated September 22, 2006 between the Company and Deborah Sorell Stehr.
______
*Denotes management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ Warren Clamen
Warren Clamen
Chief Financial Officer

Date: September 27, 2006